Exhibit 99.1

Tortoise Capital Resources Corporation

Tortoise Capital Resources Corp. Announces Fourth Quarter 2012 Distribution

FOR IMMEDIATE RELEASE

LEAWOOD, Kan. – November 12, 2012 – The Board of Directors of Tortoise Capital Resources Corp. (NYSE: TTO) today declared the company’s fourth quarter 2012 distribution of $0.11 per share, the same amount paid in the prior quarter. The distribution is payable on Nov. 30, 2012 to shareholders of record on Nov. 23, 2012.

About Tortoise Capital Resources Corp.
Tortoise Capital Resources Corp. (NYSE: TTO) is an energy infrastructure asset financing company that provides capital to pipeline, storage and power transmission operators. TTO's investments include securities and real assets with long-term, stable cash flows, limited commodity price sensitivity, and growth opportunities. TTO is managed by Corridor InfraTrust Management, LLC. Corridor is an affiliate of Tortoise Capital Advisors, L.L.C., an investment manager specializing in listed energy infrastructure investments with approximately $9.2 billion of assets under management as of Oct. 31, 2012.  For more information, visit TTO’s website at www.tortoiseadvisors.com/tto.cfm.

Safe Harbor Statement
This press release shall not constitute an offer to sell or a solicitation to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer or solicitation or sale would be unlawful prior to registration or qualification under the laws of such state or jurisdiction.

Forward-Looking Statement
This press release contains certain statements that may include "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical fact, included herein are "forward-looking statements." Although the company and Corridor InfraTrust Management, LLC believe that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the company's reports that are filed with the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Other than as required by law, the company and Corridor InfraTrust Management, LLC do not assume a duty to update this forward-looking statement. Any distribution paid in the future to our stockholders will depend on the actual performance of the company, its costs of leverage and other operating expenses and will be subject to the approval of the company's Board and compliance with leverage covenants.

Contact information:
Rachel Stroer, Investor Relations, (913) 387-2790, info@corridortrust.com

11550 Ash Street, Suite 300  |  Leawood, KS 66211  |  p: 913.981.1020  |  f: 913.981.1021  |  www.tortoiseadvisors.com